UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CALIFORNIA PIZZA KITCHEN, INC.

(Name of Registrant as Specified In Its Charter)

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CALIFORNIA PIZZA KITCHEN, INC.

6053 West Century Boulevard, 11th Floor

Los Angeles, California 90045-6430

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of California Pizza Kitchen, Inc., a Delaware corporation, which will be held on Wednesday, May 20, 2009 at 10:00 AM, at the Sheraton Gateway Hotel, 6101 West Century Blvd., Los Angeles, California 90045, for the following purposes:

1.	To elect seven directors to the Board of Directors. Our nominating and governance committee has nominated the following individuals for election at the meeting: William C. Baker, Leslie E. Bider, Larry S. Flax, Marshall S. Geller, Charles G. Phillips, Richard L. Rosenfield and Alan I. Rothenberg;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 3, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 8, 2009 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our offices.

Your attention is directed to the accompanying proxy statement. We invite all stockholders to attend the Annual Meeting. To ensure that your shares will be voted at this meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. You can also vote your shares by telephone or via the Internet. Voting instructions for telephone and Internet voting are printed on the proxy card. If you are a holder of record and you attend this meeting, you may vote in person, even though you have sent in your proxy. Stockholders who hold their shares in “street name” (i.e., through an account with a brokerage firm, bank or other nominee) and desire to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and follow the instructions on that form.

Accompanying this notice and proxy statement is a copy of our 2008 Annual Report to stockholders.

By Order of the Board of Directors,

Christopher R. O’Brien

Senior Vice President, General Counsel and Secretary

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Los Angeles, California

April 15, 2009

Important Notice Regarding the Internet Availability of Proxy Materials: The Annual Report and Proxy Statement to stockholders are available at www.cpk.com/investors.

CALIFORNIA PIZZA KITCHEN, INC.

6053 West Century Boulevard, 11th Floor

Los Angeles, California 90045-6430

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009

The accompanying proxy is solicited by the Board of Directors of California Pizza Kitchen, Inc., a Delaware corporation (referred to herein as the “Company” or in the first person notations “we,” “our” and “us”), for use at our 2009 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2009, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this proxy statement is April 15, 2009, the approximate date on which we first sent or gave this proxy statement and the accompanying form of proxy to our stockholders.

General Information

Annual Report. An annual report on Form 10-K for the fiscal year ended December 28, 2008 is enclosed with this proxy statement.

Voting Securities. Only stockholders of record as of the close of business on April 8, 2009 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, there were 23,928,929 shares of our common stock, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of our common stock is entitled to one (1) vote for each share of stock held on the proposals presented in this proxy statement. Our bylaws provide that the holders of a majority of the issued and outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

Solicitation of Proxies. We will bear the cost of soliciting proxies. We may solicit stockholders through our regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We also may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. We may engage a proxy solicitation firm to assist us and, if we do, we expect the cost of the engagement to be no more than $22,000.

Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the direction of the stockholder. If no choice is indicated on the proxy, the shares will be voted in favor of the director-nominees and the other proposals. A stockholder who holds shares in his or her own name and who gives a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery of a written instrument to the Secretary of the Company revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person. Stockholders who hold their shares through an account with a brokerage firm, bank or other nominee who desire to revoke their proxies or to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and follow the instructions on that form.

Stockholders also have the choice of voting by calling a toll-free telephone number or via the Internet. Please refer to your proxy card enclosed with this proxy statement or the information forwarded by your bank, broker or other holder of record. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. EDT on May 19, 2009. The telephone and Internet voting procedures are designed to authenticate you as a stockholder by use of a control number and to allow you to confirm that your instructions have been properly recorded.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Director Nominees. The table below sets forth the Company’s director nominees and certain information relating to those nominees, as of April 8, 2009, with respect to age and background.

Name	Age	Position
Larry S. Flax	66	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director

Richard L. Rosenfield	63	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director

William C. Baker	75	Director

Leslie E. Bider	58	Director

Marshall S. Geller	70	Director

Charles G. Phillips	60	Director

Alan I. Rothenberg	69	Director

Larry S. Flax, a co-founder, was named co-President in January 2004 and has served as co-Chief Executive Officer (“co-CEO”) since July 2003 and as co-Chairman of the Board since our formation in March 1985. From 1985 to 1996, Mr. Flax had also served as co-CEO. Mr. Flax previously served on the board of directors of Arden Realty, Inc. (ARI) from 1997 to 2006. Prior to founding California Pizza Kitchen, he practiced law as a principal in Flax and Rosenfield, Inc. after serving as an Assistant United States Attorney, Department of Justice and Assistant Chief, Criminal Division and Chief, Civil Rights Division of the United States Attorney’s Office in Los Angeles. Mr. Flax also serves on the board of directors for FasterCures and on the board of councilors for USC Law School.

Richard L. Rosenfield, a co-founder, was named co-President in January 2004 and has served as co-CEO since July 2003 and as co-Chairman of the Board since our formation in March 1985. From 1985 to 1996, Mr. Rosenfield had also served as co-CEO. Prior to founding California Pizza Kitchen, he practiced law as a principal of Flax and Rosenfield, Inc. after serving with the Department of Justice, Criminal Division, Appellate Section in Washington, D.C. and as an Assistant United States Attorney, Special Prosecutions Section of the Criminal Division, in Los Angeles. Mr. Rosenfield also serves on the board of directors of Callaway Golf Company.

William C. Baker has served as a director since May 2002. From August 2004 to August 2005, Mr. Baker was Chairman and Chief Executive Officer of Callaway Golf Company. From 1997 to August 2004, Mr. Baker was a principal of the real estate investment firm of Baker & Simpson, L.L.C. Mr. Baker currently serves on the board of directors for Public Storage and Javo Beverage Company, Inc. and previously served as a director of Callaway Golf Company and La Quinta Corporation. He also served as President and/or Chairman of the Board of the Santa Anita Companies, Coast Newport Properties, Inc., Red Robin International, Del Taco Corporation, Macco Corporation and Great Southwest Corporation (Six Flags’ parent company). His experience includes serving as trial attorney for the United States Department of Justice; Maritime Law attorney with the law firm of Zock, Petrie, Sheneman & Reid in New York; practicing with the law firm of Wynne, Jaffe & Tinsley in Dallas; General Manager of Texas Pavilion of the New York World’s Fair; and partner in Baker & Miller, an industrial development firm.

Leslie E. Bider has served as a director since May 2008. He is currently Chief Executive Officer of PinnacleCare, Inc., a private health advisory firm. Mr. Bider previously served as Chief Strategist of ITU Ventures, a private equity firm. Between 1987 and 2005, Mr. Bider served as Chairman and Chief Executive Officer of Warner Chappell Music, Inc. Mr. Bider also served as Chief Financial Officer and Chief Operating

Officer of Warner Bros. Music from 1981 to 1987. Mr. Bider currently serves on the board of directors of OSI Systems, Inc. and Douglas Emmett, Inc., a real estate investment trust that trades on the New York Stock Exchange, and on the board of directors of several charitable and educational institutions.

Marshall S. Geller has served as a director since May 2008. He is a Founder and Senior Managing Director of St. Cloud Capital, LLC, a Los Angeles-based private equity fund formed in December 2001. Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Currently he serves as a director on the boards of 1st Century Bank N.A., GP Strategies Corporation, Guidance Software, Inc and National Holdings Corporation. Mr. Geller is on the Board of Governors of Cedars Sinai Medical Center, Los Angeles, and serves on the Dean’s Advisory Council for the College of Business & Economics, California State University, Los Angeles, and he has been appointed as a Commissioner of the Little Hoover Commission, an independent California state oversight agency.

Charles G. Phillips has served as a director since November 2000. Mr. Phillips served as a partner and Chief Operating Officer of Prentice Capital Management, LLC, an investment management firm, from 2005 to 2008. Mr. Phillips was previously a managing director from 1991 to 2002 and President from 1998 to 2001 of Gleacher & Co., an investment banking and management firm. Mr. Phillips has served on the boards of several public and private companies and private investment funds.

Alan I. Rothenberg has served as a director since April 2006. Since 2002, he has served as Chairman of the Board of Directors of 1st Century Bank, N.A., a Los Angeles-based commercial bank. Mr. Rothenberg is Chairman of Premier Partnerships, a sports and entertainment marketing and consulting firm and serves as President of the Los Angeles Board of Airport Commissioners. From 1990 until his retirement in 2000, Mr. Rothenberg was a Partner at Latham & Watkins, LLP. From 1968 to 1990, Mr. Rothenberg was a founder and Managing Partner of Manatt, Phelps, Rothenberg and Phillips, a Los Angeles law firm where he specialized in business and commercial litigation including practices in the sports, entertainment and financial fields. From 1990 through 1998, he served as President of the United States Soccer Federation. Mr. Rothenberg served as Chairman and Chief Executive Officer of the 1994 World Cup and Chairman of the 1999 FIFA Women’s World Cup. Mr. Rothenberg serves on the boards of directors of United States Soccer Foundation, Constitutional Rights Foundation, Los Angeles Chamber of Commerce, Los Angeles Business Council, LA, Inc. (the Los Angeles Convention and Visitors Bureau) and LA Sports Council. Mr. Rothenberg also serves on the board of directors of Zenith National Insurance Corp.

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. If a director nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as we may designate. Following the 2009 Annual Meeting of Stockholders, the Board of Directors will have two vacancies. There are no family relationships among our directors and officers. During the fiscal year ended December 28, 2008, our Board of Directors held eight meetings. Each director attended or participated in 95% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during 2008.

Each member of our Board of Directors is encouraged to attend the Company’s Annual Meeting of Stockholders. All but one of the current members of our Board of Directors who served in that capacity at the time of our 2008 Annual Meeting of Stockholders attended such annual meeting.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the seven nominees for the positions of directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our Board of Directors unanimously recommends a vote “FOR ALL NOMINEES” named above.

Independence of the Board of Directors

We have established standards of independence for our Board of Directors that comply with the standards of independence set forth in the Marketplace Rules of The NASDAQ Stock Market. Under these standards of independence, an independent director is one who is not an officer or employee of the Company or its subsidiaries or any other individual who has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who otherwise:

•	is not, and has not within the past three years been, employed by the Company or any of its subsidiaries;

•

has not accepted, and whose immediate family member has not accepted, any payments from the Company or any of its subsidiaries in excess of $120,000 during any period of twelve consecutive months within the past three years, other than the following:

i.	compensation for service on the Board of Directors or any committee of the Board of Directors;

ii.	payment arising solely from investment in our securities;

iii.	compensation paid to a member of the director’s immediate family who is a non-executive employee of the Company or any of its subsidiaries;

iv.	benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

v.	loans permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	is not an immediate family member of an individual who is, or at any time during the past three years was, an executive officer of the Company or any of its subsidiaries;

•

is not, and whose immediate family member is not, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current year or in any of the past three years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investment in our securities or payments under non-discretionary charitable contribution matching programs;

•

is not, and whose immediate family member is not, an executive officer of another entity where at any time during the last three years any of our executive officers served on the compensation committee of such entity; and

•

is not, and whose immediate family member is not, a current partner of our independent registered accountant, or was a partner or employee of our independent registered accountant who worked on our audit at any time during the past three years.

Additionally, members of the audit committee must not accept, directly or indirectly, any compensation from the Company other than directors’ fees and must not be otherwise be affiliated with the Company (other than in their capacity as a director or as a holder of a number of the Company’s outstanding shares that would not cause them to be an affiliate).

Our Board of Directors has determined that all of our current non-management directors do not have a material relationship with the Company and are therefore independent under both our standards of independence and the criteria for independence set forth in the listing standards of The NASDAQ Stock Market.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. In addition, the independent directors of the Company’s Board of Directors meet regularly in executive session outside the presence of management. The Board of Directors has appointed Charles G. Phillips to act as lead independent director.

Audit Committee

The audit committee is primarily concerned with the oversight of our financial reporting and preparation of our financial statements by our internal accounting staff. This committee’s function, among other things, is to review our quarterly and annual financial statements with our independent registered public accountants and management, review the scope and results of the examination of our financial statements by the independent registered public accountants, approve all professional services performed by the independent registered public accountants and related fees, exclusive authority to hire our independent registered public accountants and periodically review our accounting policies. The audit committee is also responsible for overseeing our internal controls over financial reporting, including review of our internal audit function. The audit committee is governed by a written charter which is publicly available on our website at www.cpk.com. This committee met five times during the fiscal year ended December 28, 2008.

The members of the audit committee from December 31, 2007 through May 20, 2008 were Henry Gluck, Steven C. Good and Avedick B. Poladian. Mr. Poladian served as chair of the audit committee. The composition of the audit committee from May 21, 2008 through December 28, 2008 was Leslie E. Bider, Marshall S. Geller and Alan I. Rothenberg, who served as chair. All of the current members of the audit committee are “independent” as required by the applicable listing standards of The NASDAQ Stock Market as well as the Company’s standards of director independence set forth above. The Board of Directors has determined that Messrs. Bider, Geller and Rothenberg are each an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

The compensation committee’s function, among other things, is to review and establish salary and bonus levels and stock option grants for executive officers and key employees. Our compensation committee consists of William C. Baker, Charles G. Phillips and Alan I. Rothenberg, who are all non-employee directors. Mr. Baker serves as chair of the compensation committee.

Each member of the committee meets the independence requirements specified by NASDAQ and by Section 162(m) of the Internal Revenue Code (the “Code”), as determined annually by the Board, as well as the Company’s standards of director independence set forth above.

The chair of the committee reports the committee’s actions and recommendations to the full Board following each committee meeting. This committee met three times during fiscal year ended December 28, 2008. The compensation committee is governed by a written charter that is publicly available on our website at www.cpk.com.

The compensation committee assists the Board in fulfilling its responsibilities for determining the compensation offered to the Company’s executive officers. The committee’s purpose is to:

1. oversee the administration of the Company’s compensation programs;

2. review and set the compensation of certain officers;

3. administer the Company’s incentive and equity compensation plans (“Plans”);

4. review CEO performance;

5. review and approve key executive promotions; and

6. prepare any report on and assist with disclosure relating to executive compensation as required by the rules and regulations of the Securities and Exchange Commission.

The committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel and other experts or consultants as it deems appropriate, without seeking approval of the Board of Directors or management including sole authority to retain and terminate any compensation consultants retained to assist in the evaluation of director, CEO or senior executive compensation. In accordance with the authority granted under its charter, the committee has engaged Mercer Human Resource Consulting (“Mercer”) as an independent outside compensation consultant to advise the committee from time to time in implementing it duties.

Nominating and Governance Committee

The nominating and governance committee is primarily concerned with the qualification of candidates for election or appointment to the Board of Directors, as well as the effectiveness of our corporate governance policies. The nominating and governance committee’s function, among other things, is to seek, evaluate and recommend to the Board of Directors qualified candidates to be elected or appointed to the Board, as well as to review on an annual basis the functioning and effectiveness of the Board of Directors. Our nominating and governance committee consisted of Messrs. Baker, Good, Gluck, Phillips, Poladian and Rothenberg from December 31, 2007 through May 20, 2008. Our nominating and governance committee consisted of Messrs. Geller, Baker, Bider, Phillips and Rothenberg from May 21, 2008 through December 28, 2008, all of whom are “independent” as required by applicable listing standards of The NASDAQ Stock Market as well as the Company’s standards of director independence set forth above. Mr. Phillips serves as chair of the nominating and governance committee. This committee met twice during fiscal year ended December 28, 2008. The nominating and governance committee is governed by a written charter that is publicly available on our website at www.cpk.com.

The Company’s Director Nominations Process

In April 2004, we adopted corporate governance guidelines (the “Guidelines”) outlining a framework for Board oversight of management activity and business results. The Guidelines are publicly available on our website at www.cpk.com. The Guidelines may be amended from time to time by our Board of Directors only upon a determination by the nominating and governance committee that such change is in our best interests and those of our stockholders and the subsequent approval of such change by the full Board of Directors.

Pursuant to the Guidelines, communications sent to us with respect to candidates for director proposed by our stockholders are forwarded to the chair of our nominating and governance committee. The nominating and governance committee then reviews and considers the stockholder proposal in connection with the annual meeting of stockholders so long as the proposal is received prior to the deadline for submission of all stockholder proposals.

The nominating and governance committee periodically reviews with our full Board of Directors the appropriate skills and characteristics required of Board members given the current Board composition. Our Board of Directors will be comprised of individuals who have distinguished records of leadership and success in their field of activity and who will make substantial contributions to the Board’s operations. The Board’s assessment of director candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, compliance with independence and other qualifications necessary to comply with applicable NASDAQ listing standards and any applicable tax and securities laws and the rules and regulations thereunder. Specific consideration shall also be given to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character and judgment, as well as whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

A director’s qualifications in light of these criteria is considered at least each time the director is nominated or re-nominated for membership on our Board of Directors. The nominating and governance committee screens and recommends all director candidates to our Board of Directors. Each of the director nominees named above was recommended by the nominating and governance committee.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. Baker, Phillips and Rothenberg. Mr. Baker serves as chair of the compensation committee. No member of the compensation committee has served as one of our officers or employees at any time.

See Certain Relationships and Related Transactions for a discussion of transactions with our executive officers and directors.

Stakeholder Communications

As set forth in the Guidelines, our co-CEOs are responsible for establishing effective communications with our stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Board of Directors that management speaks for the Company. This policy does not preclude independent directors from meeting with stakeholders, but management, where appropriate, should be present at such meetings. Stockholders who wish to communicate with a particular director, to the independent directors as a group, or to the Board of Directors as a whole may address their communications to the attention of our Secretary at our principal executive offices at 6053 West Century Boulevard, Eleventh Floor, Los Angeles, CA 90045.

The Secretary shall maintain a log of all such communications. The Secretary shall promptly forward those communications that he believes require immediate attention to the lead independent director selected by the independent directors from among themselves, or by a procedure of selection adopted by the independent directors. The Secretary shall also provide the lead director on a quarterly basis with a summary of all stakeholder communications and actions taken in connection therewith. The lead director shall notify our Board of Directors or the chairs of the relevant committees of those matters that he or she believes are appropriate for further discussion or action. Communications sent to the Board of Directors with respect to candidates for director proposed by our stockholders shall be forwarded and reviewed in the manner described under “The Company’s Director Nominations Process.”

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our Board of Directors has selected Ernst & Young LLP as independent registered public accountants to audit our financial statements for the fiscal year ending January 3, 2010. Ernst & Young LLP has acted in such capacity since its appointment during the fiscal year ended December 28, 1997. A representative of Ernst & Young LLP will be present at the annual meeting of stockholders and will have the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table summarizes the fees paid or payable to Ernst & Young LLP for services rendered for the fiscal years ended December 30, 2007 and December 28, 2008.

	Fiscal Year ended December 28, 2008	Fiscal Year ended December 30, 2007
Audit Fees(1)	$626,000	$662,000
Tax Fees(2)	$261,000	$248,000
All Other Fees	$0	$0

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are provided by Ernst & Young LLP in connection with regulatory filings or engagements. Included in fiscal 2008 are fees of $203,000 for professional services rendered in connection with Ernst & Young LLP’s audit of the Company’s management’s assessment of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. Included in fiscal 2007 are fees of $276,000 for professional services rendered in connection with Ernst & Young LLP’s audit of the management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002.

(2)	Tax fees consist of fees billed for professional services rendered for the preparation of tax returns and tax advice. These services include assistance with tax incentives and tax audits with local, state and federal agencies.

Policy on Appointment, Replacement and Compensation of Independent Registered Public Accountants

The audit committee of our Board of Directors has the sole authority to appoint or replace our independent registered public accountants. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accountants (including resolution of disagreements between management and the independent registered public accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

Our audit committee, or a subcommittee of the committee, pre-approves the provision of all audit and non-audit services (including tax services) by the independent registered public accountants up to a specified dollar amount and also approves all audit and non-audit engagement fees and terms with the independent registered public accountants. During fiscal 2008 and 2007, all of the services related to the audit and other fees described above were pre-approved by our audit committee or sub-committee and none were provided pursuant to any waiver of the pre-approval requirement.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present, either in person or by proxy, is required for approval of this proposal. Votes for or against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as California Pizza Kitchen, Inc.’s independent registered public accountants for the fiscal year ending January 3, 2010.

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Exchange Act, as amended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee is comprised solely of directors whom the Board has determined do not have a material relationship with the Company and is therefore independent under both our standards of independence and the criteria for independence set forth in the listing standards of The NASDAQ Stock Market. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for audit committees of NASDAQ listed companies. The audit committee is primarily concerned with the oversight of our financial reporting and preparation of our financial statements by our internal accounting staff. This committee’s function, among other things, is to review our quarterly and annual financial statements with our independent registered public accountants and management, review the scope and results of the examination of our financial statements by the independent registered public accountants, approve all professional services performed by the independent registered public accountants and related fees, exclusive authority to hire our independent registered public accountants and periodically review our accounting policies. The audit committee is also responsible for overseeing our internal controls over financial reporting, including review of our internal audit function.

The audit committee meets periodically with management to consider the adequacy of the Company’s internal controls and the reliability of the Company’s financial statements. The audit committee also meets privately with the independent registered public accountants, who have unrestricted access to the audit committee, and also periodically meets with the Company’s internal audit department. The audit committee has sole responsibility for the appointment of the independent registered public accountants and is directly responsible for their compensation and oversight and periodically reviews their performance and independence from management. The audit committee acts pursuant to a written charter that was adopted by the Board of Directors, a copy of which is publicly available on the Company’s website at www.cpk.com. The audit committee reviews and assesses the adequacy of its charter on an annual basis.

The audit committee oversees the Company’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the annual report with management. As part of its review, the audit committee also reviewed and discussed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted accounting principles and the clarity of disclosures in the financial statements.

In addition, the audit committee has discussed with the independent registered public accountants’ their independence from management and the Company including the matters in the written disclosures and the letter to the Board of Directors from the independent registered public accountants required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and considered the compatibility of non-audit services with the independent registered public accountants’ independence. The audit committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The audit committee meets on at least a quarterly basis. During the year ended December 28, 2008, the independent registered public accountants were present at the Company’s quarterly review meetings. In addition, the audit committee meets with the independent registered public accountants at least on an annual basis, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of its financial reporting. The audit committee held four such meetings with the independent registered public accountants during the year ended December 28, 2008.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 28, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee

Alan I. Rothenberg, Chairman

Marshall S. Geller

Leslie E. Bider

April 15, 2009

Certain Relationships and Related Transactions

Peter Gillette, the stepson of Larry S. Flax, our co-CEO, co-President, co-Chairman of the Board and Director, is the Company’s Senior Vice President of Franchise and International Development. In fiscal 2008, Mr. Gillette received a salary of approximately $191,000 and a bonus of approximately $43,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and any exchange upon which our securities are listed. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Our information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to us by our executive officers, directors and 10% stockholders. There were two late filings in fiscal 2008 due to administrative oversight. The late filings were as follows: (a) a Form 3 for Leslie E. Bider and (b) a Form 3 for Marshall S. Geller. Both Messrs. Bider and Geller were elected to the Board of Directors on May 21, 2008. The filings were due on May 30, 2008 and the Form 3s were filed on June 3, 2008. Except as discussed, we believe that during the fiscal year ending December 28, 2008, all of our executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (“Code of Ethics”), which is applicable to all of its employees, officers and directors. The Code of Ethics is available free of charge on the Company’s website at www.cpk.com. The Company intends to post amendments to or waivers under the Code of Ethics on its website.

EXECUTIVE OFFICERS

The following were the Executive Officers of the Company as of April 8, 2009:

Name	Position Held With the Company	Age
Larry S. Flax	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director	66

Richard L. Rosenfield	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director	63

Susan M. Collyns	Chief Operating Officer, Chief Financial Officer, Executive Vice President	42

Thomas Beck	Senior Vice President, Construction	62

Sarah Goldsmith Grover	Chief Communications Officer; Senior Vice President, Marketing and Public Relations	44

Rudy Sugueti	Senior Vice President, ASAP Operations	43

Messrs. Flax and Rosenfield have each been nominated for re-election to the position of director of the Company. See “Director Nominees” for a discussion of their business experience.

Susan M. Collyns has served as Chief Operating Officer and Executive Vice President since January 2009 and Chief Financial Officer since March 2004. From September 2001 to March 2004, Ms. Collyns served as Controller. Ms. Collyns is a certified public accountant and has over 24 years of financial experience in both the domestic U.S. and overseas markets. From 1996 to September 2001, Ms. Collyns served as Vice President of Finance and Operations for Sony/BMG’s Windham Hill Group. Previously, she served as an auditor with PricewaterhouseCoopers and has acted in various finance roles with GlaxoSmithKline and Lion Nathan. Ms. Collyns is also a board member of the California Pizza Kitchen Foundation.

Thomas Beck has served as Senior Vice President, Construction since September 2003. From 1997 to August 2003, Mr. Beck worked at Shawmut Design and Construction, where he last served as National Construction Manager for Shawmut’s Restaurant/Retail Division.

Sarah Grover has served as Chief Communications Officer since July 2008 and Senior Vice President of Marketing and Public Relations since November 2000. Ms. Grover joined the company in 1990 as Director of Public Relations and has been involved with marketing initiatives in the area of public relations, advertising, research and community relations. In 1996 and 2007, Advertising Age Magazine named Ms. Grover one of the “Marketing 100” and “Marketing 50,” respectively, a distinction given to the top marketers in the United States. Ms. Grover is the President of the California Pizza Kitchen Foundation and serves as Co-Chairman of the Board of the Marketing Executives Group, a division of the National Restaurant Association.

Rudy Sugueti has served as Senior Vice President of ASAP Operations since November 2006 and is responsible for the Company’s full service locations in the northwest region, company-owned and airport CPK/ASAPs, and LA Food Show Grill & Bar locations. Prior to 2006, he served as Vice President of Quality Assurance. Throughout his career at California Pizza Kitchen, he has held many positions including Regional Vice President of West Coast Operations, Regional Director of Operations, General Manager and Kitchen Manager.

Compensation Discussion and Analysis

This section discusses the compensation of our Named Executive Officers, consisting of our co-CEOs, Chief Operating Officer/Chief Financial Officer (“COO/CFO”) and the three next highly paid executive officers of the Company as determined under the rules of the Securities and Exchange Commission.

Compensation Philosophy and Objectives

The goals of our compensation policies are to:

1.	attract and retain exceptional executive officers and reward appropriately those executive officers who contribute to the Company’s success;

2.	align executive officer compensation with the Company’s performance; and

3.	motivate executive officers to achieve the Company’s business objectives.

The Company uses salary, non-equity incentive plan compensation and restricted stock and stock option grants to attain these goals.

The compensation committee (the “Committee”) reviews compensation surveys and other data to enable it to compare the Company’s compensation levels with those of restaurant and retail companies with which it competes for talent and stockholder investment. The Committee’s guiding principle is to ensure the Company’s compensation and benefits policies attract, motivate and retain executives of the caliber necessary to support the Company’s growth and success, both operationally and strategically. This principle guides the design and administration of compensation and benefit programs for the Company’s officers, other executives and general workforce. The Committee, in collaboration with executive management and Mercer, its independent compensation consultant, re-affirmed in 2008 the following key strategies in support of the Company’s guiding principles:

1.	Use total cash compensation (salary plus non-equity incentive plan compensation) to recognize appropriately each individual executive officer’s scope of responsibility, role in the organization, experience and contributions. The Committee and management refer to external benchmarks as part of their due diligence in determining salary and target award amounts, including peer group companies noted elsewhere in this report.

2.	Use long-term equity-based incentives (in the form of non-qualified stock options, restricted stock and through a tax-qualified employee stock purchase plan) to align employee and stockholder interests, as well as to attract, retain and motivate employees and enable them to share in the long-term growth and success of the Company.

3.	Provide benefit programs competitive within the Company’s defined talent market that provide participant flexibility and are cost-effective to the Company.

Determining Executive Compensation

The Company has structured its annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executive officers to achieve the business goals of the Company and reward them for achieving these goals. The Committee evaluates relevant market data when making compensation decisions regarding the executive officers. The Committee compares each element of total compensation against a peer group of restaurant and retail companies with which the Company competes for talent and stockholder investment. The peer group companies benchmarked included:

The Cheesecake Factory	Sonic Corporation
Movie Gallery	Panera Bread Company
Rare Hospitality International	Worldwide Restaurant Concepts
Krispy Kreme Doughnuts	Red Robin Gourmet Burgers
Hot Topic	Hibbett Sporting Goods
P.F. Chang’s China Bistro	Buca
Urban Outfitters	Frisch’s Restaurants

The Committee used the aforementioned peer group as the baseline to review total compensation levels for each of the Company’s executive officers. Following a diligent compensation review, and effective January 1, 2005, the Committee negotiated a five- and three-year contract between the Company and the co-CEOs, Richard Rosenfield and Larry Flax, and then CFO (and as of January 2009 COO/CFO), Susan Collyns, respectively. Additionally, in November 2006 the co-CEOs recommended to the Compensation Committee a three-year contract for Rudy Sugueti, Senior Vice President of ASAP Operations. The terms of these employment agreements are described in more detail below under “Employment Agreements.” The Committee also reviewed all other key executive positions and, as recommended by Mercer, outlined that the goal was to compensate executives in line with the market median. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

In 2007, an updated analysis of executive officer compensation was performed by Mercer and evaluated by the Company and the Committee. In addition to some of the companies listed above, the updated peer group included:

Ruby Tuesday	McCormick & Schmick’s
Applebee’s	Ruth’s Chris Steakhouse
Texas Roadhouse	Benihana
IHOP	BJ’s Restaurants
Morton’s Restaurant Group

In addition to base compensation and bonus, a significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Committee gathers and reviews relevant information from industry sources, Securities and Exchange Commission (“SEC”) filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company and/or the individual, depending on the type of award, compared to established goals.

Compensation Components and Process

Base Salary

The annual salary for executive officers (including the Named Executive Officers shown in the Summary Compensation Table on page 19) is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at the peer group companies and individual factors (such as unique skills, demand in the labor market and longer-term development and succession plans). The Committee emphasizes pay-for-performance in all components of compensation, making salary adjustments based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market and relationships among internal peers. In determining the salaries of the executive officers, the Committee considered information provided by the Company’s co-CEOs (with respect to the performance of other executive officers), the results of the review of the co-CEOs’ performance by the

Committee, salary surveys and similar data prepared by Mercer. The Committee and co-CEOs are responsible for evaluating the performance of all other executive officers and recommends salary adjustments that are reviewed and approved by the Committee.

The Committee reviews executive officer salaries annually. In addition to considering the performance of individual executive officers and information concerning competitive salaries, significant weight is placed on the financial performance of the Company when considering salary adjustments. In August 2008, the Committee increased the base salaries of the co-CEOs, Messrs. Flax and Rosenfield, from $540,000 to $600,000 per year, retroactive to December 31, 2007. The Committee considered their leadership roles as co-founders of the Company, their individual performances and the fact that they received the same base salaries since 2006.

In February 2008, the Committee increased Ms. Collyns’ base salary from $331,115 to $388,000 per year retroactive to November 2007. The Committee took into account her sustained individual contribution to the Company and her role in helping the Company meet its financial performance goals as well as the results of Mercer’s assessment of the Company’s executive compensation practices relative to peer companies in 2007.

Base salaries for the other Named Executive Officers were increased as reflected in the Summary Compensation Table consistent with the Company’s past practices, and in the case of Ms. Grover in part due to her promotion to Chief Communications Officer.

Non-equity Incentive Compensation

The Company maintains an annual Executive Bonus Plan (the “Bonus Plan”) designed to reward achievement at specified levels of financial and individual performance. The Committee approved the fiscal year 2008 Bonus Plan payouts at its February 18, 2009 meeting. The co-CEOs and COO/CFO had an assigned target bonus level, expressed as a percentage of fiscal year end annual salary. For fiscal year 2008, the target bonuses were 60% for each of the co-CEOs (Larry Flax and Richard Rosenfield) and 45% for Susan Collyns. Mr. Sugueti had a target bonus of 40%. These percentages were consistent with target bonus averages from Mercer’s analysis of executive compensation and are consistent with the executive’s employment agreement terms. In 2008, Mr. Sugueti was paid quarterly bonus payments in line with his role as a senior vice president of operations.

The Committee’s independent compensation consultant also reviewed the bonus target levels and reported to the Committee that the targets were competitive. The maximum amount that may be paid under to any executive officer under the Bonus Plan for any calendar year may not exceed $1.2 million. A payout of 75% of target was granted by the Committee in its discretion in light of the Company’s performance in a difficult economic environment. The payout was based on the Company meeting or exceeding the target bonus levels in the first and second quarters; however, targets were not met in the third and fourth quarters due to the effects of the severe financial market downturn and subsequent impact on consumer spending. As a result, the Company did not achieve EBITDA after pre-opening charges at a level to qualify for a bonus payment under the 2008 Bonus Plan for the full year.

Long-term Equity Compensation

The Company strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. In consultation with Mercer and the executive officers, the Committee determined that stock option grants under the Company’s 2004 Omnibus Incentive Compensation Plan remain the most effective instrument to achieve this goal. The value of an initial option grant to an executive officer has generally been determined with reference to peer group companies, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations. The Company typically awards stock option grants to corporate office employees, including the executive officers, in February of each year, with an effective grant date and exercise price per share equal to the closing price of the Company’s common stock on the grant date. Stock options typically vest over a period of four years, semi-annually, with a term of 10 years.

At its February 20, 2008 meeting, the Committee reviewed the analyses and recommendations of the co-CEOs for stock option grants to the other executive officers. In reviewing the recommended grants, the Committee considered each officer’s performance and contribution during 2007, analyses reflecting the value delivered and proportion of options granted to each executive officer, the executive officers in aggregate as a percentage of total options granted during the year. The Committee also considers the fair value using a Black Scholes pricing model of each executive officer’s options against a targeted percentage of each executive officer’s base salary. Ms. Grover received an additional 15,000 stock options in August 2008 in connection with her promotion to the position of Chief Communications Officer. The Summary Compensation Table includes the stock option grants under the Company’s 2004 Omnibus Incentive Compensation Plan to the executive officers approved by the Committee in fiscal 2008.

Deferred Compensation Plan

The Company does not offer a 401(k) plan to executives because their participation could reduce the opportunity for other employees to contribute based on standards for tax qualified plans. Instead, the Company maintains the California Pizza Kitchen Executive Deferred Compensation Plan, a nonqualified plan, pursuant to which eligible employees can elect to defer up to 100% of their base salary and up to 100% of any cash bonuses. The Company makes a discretionary matching contribution on behalf of each participant at the same rate as the 401(k) plan (30 cents on the dollar up to six percent of compensation to the maximum 401(k) dollar limit amount). A participant is always 100% vested in his or her deferral, and matching contributions vest over three years. The participant may select from among a number of investment alternatives for his or her deferrals, which are the same investment alternatives for 401(k) participants. After annual discrimination testing is performed by the Company’s third party benefits administrator, an eligible portion of the deferred amounts may “wrap” into the 401(k) plan. In 2008 $46,998 was wrapped for the Named Executive Officers. Amounts that are deferred in the Executive Deferred Compensation Plan are paid out based on the participant’s election upon termination of employment or, if earlier, upon a termination of the plan under qualifying circumstances. A participant may request an earlier distribution in the event of an unforeseeable financial emergency.

Benefits and Perquisites

In addition to employee benefits available to all employees of the Company, under the terms of their employment agreements the co-CEOs are eligible for a supplemental executive retirement benefit in an amount equal to $200,000 per year payable for his life, subject to certain reductions if they terminate employment prior to age 70. The co-CEOs and the COO/CFO also receive long-term disability insurance.

The Company has entered into Time Sharing Agreements with our co-CEOs pursuant to which they can use and reimburse the Company’s aircraft for their personal use, according to rules established by the Federal Aviation Administration. Since the co-CEOs reimburse the Company for each of their personal flights under the terms of their Time Sharing Agreements, under the SEC reporting rules such flights are not considered perquisites reportable in the Summary Compensation Table. There was no personal use of the aircraft by other officers.

In February 2008, the Committee agreed to eliminate the contractual rights for reimbursement of country club dues for each of Messrs. Flax and Rosenfield and Ms. Collyns and increased their respective base salaries by an identical amount of $10,000 for each of executives.

These benefits and perquisites are considered valuable, reasonable and consistent with market conditions as reflected in the Mercer analysis.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

As discussed above, the Company has entered into employment agreements with its co-CEOs, its COO/CFO and Senior Vice President of ASAP Operations. Each of the employment agreements provides for severance payments upon termination or after a change of control of the Company. These provisions are intended to promote stability and continuity of our senior management. More information concerning these employment agreements and the severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

The Company has considered the provisions of the Code, as amended, and in particular Section 162(m) of the Code, which restricts deductibility of executive compensation paid to certain of our executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Company believes that income received by the Named Executive Officers under the Bonus Plan and from option grants should in general qualify for an exemption from these restrictions. Grants of restricted stock, because they vest solely on time, will not qualify for an exemption and will be subject to the limits of 162(m). However, the Company does not believe that the restricted stock grants along with base salary and other compensation will likely exceed $1,000,000 for any of the Named Executive Officers in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Company’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered in all capacities to us in 2008.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (6)	Total
Larry S. Flax	2008	$600,000	$—	$483,575	$738,692	$270,000	$209,316	$35,840	$2,337,423
Co-Chief Executive Officer, Co-Chairman of the Board and Co-President	2007	$540,000	$—	$803,196	$313,067	$243,000	$184,924	$44,880	$2,129,067
	2006	$539,231	$—	$392,090	$313,302	$226,800	$162,828	$39,490	$1,673,741

Richard L. Rosenfield	2008	$600,000	$—	$483,575	$738,692	$270,000	$144,780	$35,840	$2,272,887
Co-Chief Executive Officer, Co-Chairman of the Board and Co-President	2007	$540,000	$—	$803,196	$313,067	$243,000	$127,909	$44,880	$2,072,052
	2006	$539,231	$—	$392,090	$313,302	$226,800	$112,626	$39,490	$1,623,539

Susan M. Collyns	2008	$388,000	$—	$—	$471,119	$130,950	$—	$38,239	$1,028,308
Chief Operating Officer, Chief Financial Officer, Executive Vice President	2007	$331,115	$—	$—	$366,114	$112,095	$—	$32,557	$841,881
	2006	$315,769	$—	$—	$299,242	$102,375	$—	$35,820	$753,206

Thomas Beck	2008	$236,250	$—	$—	$130,212	$70,875	$—	$20,606	$457,943
Senior Vice President, Construction	2007	$225,000	$—	$—	$147,897	$67,500	$—	$20,351	$460,748
	2006	$225,000	$—	$—	$140,850	$63,000	$—	$14,962	$443,812

Sarah Goldsmith Grover	2008	$222,087	$—	$—	$144,181	$69,047	$—	$20,576	$455,891
Chief Communications Officer and Senior Vice President, Marketing and Public Relations	2007	$197,600	$—	$—	$136,449	$59,280	$—	$19,943	$413,272
	2006	$197,454	$—	$—	$158,713	$55,328	$—	$14,907	$426,402

Rudy Sugueti	2008	$210,000	$—	$—	$221,345	$86,209	$—	$22,003	$539,557
Senior Vice President, ASAP Operations	2007	$207,692	$—	$—	$226,085	$72,900	$—	$20,846	$527,523
	2006	$176,502	$—	$—	$166,096	$46,592	$—	$14,860	$404,050

(1)	Reflects base salary before pre-tax contributions and includes compensation deferred under our Nonqualified Deferred Compensation Plan. See the discussion of contributions to these plans in the Compensation Discussion and Analysis section on page 17. The following amounts have been deferred into the Nonqualified Deferred Compensation Plan:

Named Executive Officer	Amount
Larry S. Flax	$50,522
Richard L. Rosenfield	$50,522
Susan M. Collyns	$15,500
Thomas Beck	$14,159
Sarah Goldsmith Grover	$11,104
Rudy Sugueti	$23,200

(2)	This amount represents the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted to Messrs. Flax and Rosenfield in January 2006 in accordance with SFAS 123R. The fair value of the restricted stock was $21.56 per share. Refer to the section entitled “Employment Agreements” on page 23 for vesting terms of this restricted stock.

(3)

This amount represents the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to our Named Executive Officers, in 2008 as well as prior years, in accordance with SFAS 123R. Assumptions used in the calculation of this amount for 2008 grants are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 28, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. For information on the valuation assumptions with respect to grants made prior to 2008, refer to Note 7 of the Company’s audited financial statements for the respective year. See the “Grants of Plan-Based Awards” table for more information on options granted in 2008. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(4)	The amounts shown in this column represent cash bonus payments under our Executive Bonus Plan. Messrs. Flax and Rosenfield each deferred $16,200 into the Nonqualified Deferred Compensation Plan from their 2008 cash bonus payments. Messrs. Beck and Sugueti deferred $63,472 and $2,000, respectively, into the Nonqualified Deferred Compensation Plan from their 2008 cash bonus payments. Mr. Sugueti received quarterly bonus payments in 2008 instead of an annual bonus in connection with his position as a senior vice-president of operations. See Compensation Discussion and Analysis for further discussion of this plan and payments.

(5)	We do not pay any preferential or above-market earnings on our Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements Messrs. Flax and Rosenfield have a supplemental retirement benefit in an amount equal to $200,000 per year payable for life, subject to certain reductions if they terminate employment prior to age 70. The amounts are calculated using the following assumptions: Normal retirement age of 70; discount rate of 7%; Mortality: RP2000 with improvements to 2025; life annuity as normal form of payment. Although amounts were not disclosed for 2006 and 2007, the estimated change in value for those years is reflected.

(6)	“All Other Compensation” includes the amounts shown in the table below.

Named Executive Officer	Year	Auto Allowance	Employer Match of Non-Qualified Deferred Compensation	Life Insurance Premiums and Other Insurance Benefits	Vacation Payout	Total All Other Compensation
Larry S. Flax	2008	$29,000	$4,500	$2,340	$—	$35,840
Richard L. Rosenfield	2008	$29,000	$4,500	$2,340	$—	$35,840
Susan M. Collyns	2008	$17,000	$4,500	$1,816	$14,923	$38,239
Thomas Beck	2008	$15,000	$4,500	$1,106	$—	$20,606
Sarah Goldsmith Grover	2008	$15,000	$4,500	$1,076	$—	$20,576
Rudy Sugueti	2008	$17,000	$4,020	$983	$—	$22,003

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 28, 2008.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards-Target (2)	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards(6)
Larry S. Flax		$270,000
Richard L. Rosenfield		$270,000
Susan M. Collyns	2/20/2008		150,000	(4)	$14.66	$700,425
	2/20/2008		45,000	(3)	$14.66	$210,128
		$130,950
Thomas Beck	2/20/2008		15,000	(3)	$14.66	$70,043
		$70,875
Sarah Goldsmith Grover	2/20/2008		15,000	(3)	$14.66	$70,043
	8/13/2008		15,000	(3)	$14.68	$71,034
		$69,047
Rudy Sugueti	2/20/2008		15,000	(3)	$14.66	$70,043
		$86,209

(1)	Reflects the date on which the grant was approved by the Board of Directors or Compensation Committee.

(2)	This column shows the amount paid in February 2009 for 2008 performance under our Executive Bonus Plan. Mr. Sugueti received quarterly bonus payments in 2008 instead of an annual bonus in connection with his position as a senior vice-president of operations. See Compensation Discussion and Analysis for further discussion of this plan and payments.

(3)	Represents stock options granted in 2008. These options vest in semi-annual installments over four years beginning on the date of grant and expire ten years from the date of grant.

(4)	Represents stock options granted in 2008. These options vest in annual installments over three years beginning on the date of grant and expire ten years from the date of grant.

(5)	Stock options are granted with an exercise price equal to the closing price of the Company’s stock on the grant date.

(6)	Reflects the full grant date fair value of options granted in 2008. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the vesting schedule of the shares underlying the options. The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model. The fair value shown for option awards are accounted for in accordance with SFAS 123R. Assumptions used in the calculation of this amount are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 28, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. These amounts reflect the Company’s accounting expense over the vesting schedule for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards granted to each of our Named Executive Officers at December 28, 2008.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Larry S. Flax	150,000	—	$12.63	3/3/2014
	450,000	—	15.74	12/29/2014
	180,000	270,000	15.52	4/11/2015
					38,438	$376,308
Richard L. Rosenfield	150,000	—	$12.63	3/3/2014
	450,000	—	15.74	12/29/2014
	180,000	270,000	15.52	4/11/2015
					38,438	$376,308
Susan M. Collyns	5,625	—	$13.31	1/18/2012
	7,500	—	14.94	1/21/2013
	52,500	—	12.66	3/25/2014
	150,000	—	16.34	4/21/2015
	32,812	19,688	20.23	2/15/2016
	16,875	28,125	22.41	2/21/2017
	5,625	189,375	14.66	2/20/2018
Thomas Beck	52,500	—	$12.11	11/10/2013
	26,250	3,750	16.00	2/23/2015
	18,750	11,250	20.23	2/15/2016
	3,750	11,250	18.47	8/14/2017
	1,875	13,125	14.66	2/20/2018
Sarah Goldsmith Grover	37,500	—	$14.67	1/8/2011
	18,750	—	13.31	1/18/2012
	30,000	—	14.94	1/21/2013
	18,750	—	12.66	3/25/2014
	26,250	3,750	16.00	2/23/2015
	18,750	11,250	20.23	2/15/2016
	3,750	11,250	18.47	8/14/2017
	1,875	13,125	14.66	2/20/2018
	—	15,000	14.68	8/13/2018
Rudy Sugueti	2,811	—	$13.31	1/18/2012
	12,750	—	15.07	5/10/2012
	6,000	—	14.94	1/21/2013
	16,875	—	12.66	3/25/2014
	19,687	2,813	16.00	2/23/2015
	6,562	938	16.34	4/21/2015
	18,750	11,250	20.23	2/15/2016
	29,998	15,002	20.33	11/14/2016
	1,875	13,125	14.66	2/20/2018

(1)	The following table provides information with respect to our Named Executive Officers’ unvested stock options as of the year ended December 28, 2008.

	Stock Options
Vesting Date	Larry S. Flax	Richard L. Rosenfield	Susan M. Collyns	Thomas Beck	Sarah Goldsmith Grover	Rudy Sugueti
1/11/2009	45,000	45,000
2/13/2009					1,875
2/14/2009				1,875	1,875	3,751
2/15/2009			6,563	3,750	3,750	3,750
2/20/2009			55,625	1,875	1,875	1,875
2/21/2009			5,625
2/23/2009				3,750	3,750	2,813
4/11/2009	45,000	45,000
4/21/2009						938
5/14/2009						3,750
7/11/2009	45,000	45,000
8/13/2009					1,875
8/14/2009				1,875	1,875	3,750
8/15/2009			6,562	3,750	3,750	3,750
8/20/2009			5,625	1,875	1,875	1,875
8/21/2009			5,625
10/11/2009	45,000	45,000
11/14/2009						3,751
1/11/2010	45,000	45,000
2/13/2010					1,875
2/14/2010				1,875	1,875
2/15/2010			6,563	3,750	3,750	3,750
2/20/2010			55,625	1,875	1,875	1,875
2/21/2010			5,625
4/11/2010	45,000	45,000
8/13/2010					1,875
8/14/2010				1,875	1,875
8/20/2010			5,625	1,875	1,875	1,875
8/21/2010			5,625
2/13/2011					1,875
2/14/2011				1,875	1,875
2/20/2011			55,625	1,875	1,875	1,875
2/21/2011			5,625
8/13/2011					1,875
8/14/2011				1,875	1,875
8/20/2011			5,625	1,875	1,875	1,875
2/13/2012					1,875
2/20/2012			5,625	1,875	1,875	1,875
8/13/2012					1,875

Total	270,000	270,000	237,188	39,375	54,375	43,128

(2)	Pursuant to Larry S. Flax’s and Richard L. Rosenfield’s April 2005 employment agreements, the 105,000 shares of restricted stock issued to each of the them on January 11, 2006 vests as follows: 18,750 shares of restricted stock will vest on the first anniversary of the grant date and thereafter an additional 4,687 shares of restricted stock subject to the award shall vest on each quarterly anniversary until and including the fourth anniversary of the grant date. The award shall vest as to 15,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following the Effective Date during which the average closing price of the Company Common Stock exceeds $23.33 per share. The award shall vest as to the remaining 15,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following the Effective Date during which the average closing price of the Company Common Stock exceeds $26.67 per share.

Option Exercises and Vested Stock

The following table sets forth summary information regarding stock vested for our Named Executive Officers during the year ended December 28, 2008. Our Named Executive Officers did not exercise options during the year ended December 28, 2008.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Larry S. Flax	18,750	$233,765
Richard L. Rosenfield	18,750	$233,765
Susan M. Collyns	—	$—
Thomas Beck	—	$—
Sarah Goldsmith Grover	—	$—
Rudy Sugueti	—	$—

Pension Benefits

The table below sets forth summary information regarding pension benefits for the Named Executive Officers.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Larry S. Flax	Supplemental retirement benefit, per employment agreement	N/A	(1)	$699,900	$0
Richard L. Rosenfield	Supplemental retirement benefit, per employment agreement	N/A	(1)	$484,110	$0
Susan M. Collyns	—	—		—	—
Thomas Beck	—	—		—	—
Sarah Goldsmith Grover	—	—		—	—
Rudy Sugueti	—	—		—	—

(1)	Messrs. Flax and Rosenfield are eligible for a supplemental executive retirement benefit pursuant to their employment agreements in an amount equal to $200,000 per year payable for his life, subject to certain reductions if they terminate employment prior to age 70.

(2)	The amounts reported in the table below equal the present vale of the accumulated benefit at December 28, 2008 using the following assumptions: Normal retirement age of 70; discount rate of 7%; Mortality: RP2000 with improvements to 2025; life annuity as normal form of payment.

Nonqualified Deferred Compensation

The following table sets forth summary information regarding contributions to and account balances under our Executive Deferred Compensation Plan for and as of the year ended December 28, 2008. The plan allows participants to defer up to 100% of base salary and 100% of cash bonuses. Participants can transfer all or a portion of the annual deferrals made under the plan to the Company’s 401(k) plan, up to a maximum amount possible under the 401(k) plan for the plan year during which the participant deferred compensation and/or bonus was earned. In 2008, $46,998 was deferred under the plan to the Company’s 401(k) plan for the Named Executive Officers. An executive must make an irrevocable election prior to each plan year, thus changing or stopping an elected annual deferral amount while remaining a participant is prohibited.

Name	Executive Contributions in 2008(1)	Company Contributions in 2008(2)	Aggregate Earnings in 2008(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 28, 2008
Larry S. Flax	$50,522	$4,500	$(78,136)	$10,333	$154,694
Richard L. Rosenfield	$50,522	$4,500	$(77,785)	$10,333	$154,232
Susan M. Collyns	$15,500	$4,500	$(47,398)	$5,333	$80,918
Thomas Beck	$14,159	$4,500	$(22,059)	$10,333	$49,837
Sarah Goldsmith Grover	$11,104	$4,500	$(79,657)	$5,333	$132,592
Rudy Sugueti	$23,200	$4,020	$(59,112)	$5,333	$121,326

(1)	These amounts are included in the Summary Compensation table in the “Salary” column.

(2)	These amounts are included in the Summary Compensation table in the “All Other Compensation” column.

(3)	None of the earnings in this column are included in the Summary Compensation table on page 17 because they were not preferential or above-market.

Potential Payments Upon Termination or Change of Control

Larry S. Flax, Richard L. Rosenfield, Susan M. Collyns and Rudy Sugueti have entered into employment agreements with the Company that provide benefits upon termination of their employment in certain circumstances. Severance benefits are available to the executives when the Company chooses not to extend the term of their employment agreement, upon termination of their employment for any reason other than for death, disability or cause or by the executive for good reason. Benefits are also available upon termination of their employment for death or disability. Certain additional benefits may also be available in the event the executive is terminated for any reason other than death, disability or cause or by the executive for good reason within two years after the occurrence of a change of control event.

Employment Agreements

Messrs. Flax and Rosenfield

In April 2005, we entered into employment agreements with Larry S. Flax and Richard L. Rosenfield to serve as co-CEOs, effective January 1, 2005. The term of the employment agreements expires on December 31, 2009, subject to automatic one-year extensions. Under the employment agreements, Messrs. Flax and Rosenfield were each to receive a base salary of $500,000 per year, subject to discretionary annual increases from the Board of Directors. Annual bonuses for each co-CEO are based upon our attainment of specified financial targets and, upon such attainment, will fall within a range of 30% to 200% of the co-CEO’s base salary, with a target of 60% of base. Messrs. Flax and Rosenfield will each be entitled to a supplemental retirement benefit in an amount equal to $200,000 per year payable for his life, subject to certain reductions if they terminate employment prior to age 70.

On April 11, 2005, each of Messrs. Flax and Rosenfield were also granted additional options (the “Options”) to acquire 450,000 shares of Common Stock, pursuant to our 2004 Omnibus Incentive Compensation Plan. The per share exercise price of the Options is equal to $15.52 and the Options vest and become exercisable as to 20% of the grant on the third anniversary of the grant date and thereafter as to an additional 10% of the original grant on each quarterly anniversary until fully vested and exercisable at the end of the fifth anniversary of the grant date. In the event the executive’s employment terminates for any reason other than for “cause” or voluntary termination by the executive without “good reason,” vested Options will continue to be exercisable for at least three years following the employment termination date, but not longer than the expiration of the ten-year term after the date of grant.

On January 11, 2006, the co-CEOs were each granted 105,000 shares of restricted stock. The award shall vest as to 18,750 shares of restricted stock on the first anniversary of the grant date and thereafter an additional 4,687 shares of restricted stock subject to the award shall vest on each quarterly anniversary until and including the fourth anniversary of the grant date. The award shall vest as to 15,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following the grant date during which the average closing price of the Company Common Stock exceeds $23.33 per share. The award shall vest as to the remaining 15,000 shares of restricted stock subject to the award on the earlier of (i) the fifth anniversary of the grant date and (ii) the last day of the first 30-day period following the grant date during which the average closing price of the Company Common Stock exceeds $26.67 per share.

In the event we do not extend the term of employment, and, as a result, the term expires prior to the calendar year in which a co-CEO attains age 70, he (or his estate in the event he dies after his termination, as applicable) will be entitled to the following: (i) an amount equal to the sum of base salary and target bonus payable within 60 days of the termination date; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; (iii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by us to our senior executives. In the event (i) such extension of the term does not occur, and, as a result, the term expires after the commencement of the calendar year in which the executive attains age 70, or (ii) the employment of Messrs. Flax or Rosenfield is terminated by us other than for “disability” or “cause” or by the executive for “good reason” after the commencement of the calendar year in which the executive attains age 70, the executive (or his estate in the event he dies after his termination, as applicable) will be entitled to the benefits described above, except that he will not be entitled to the sum of base salary and target bonus.

In the event the employment of Messrs. Flax or Rosenfield is terminated by us other than for “disability” or “cause” or by the executive for “good reason” prior to the calendar year in which the executive attains age 70, or if such termination occurs within two years following a “change of control,” the executive (or his estate in the event he dies after his termination, as applicable) will be entitled to the same benefits as if we did not extend the term of the employment and, as a result, the term expires prior to the calendar year in which the executive attains age 70, provided that the executive will be entitled to an amount equal to two times the sum of base salary and target bonus.

In the event the employment of Messrs. Flax or Rosenfield is terminated by us as a result of the death or “disability” of Messrs. Flax or Rosenfield, the executive (or his estate in the event he dies after his termination, as applicable) will be entitled to (i) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; and (ii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms.

If any of the payments or benefits received or to be received by Messrs. Flax or Rosenfield will be subject to any excise tax imposed under Section 4999 of the Code resulting from application of Section 280G of the Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of such excise tax, would be the same as the amount the executive would have retained had such excise tax not been incurred.

Pursuant to the terms of Messrs. Flax’s and Rosenfield’s employment agreements, we will use our reasonable best efforts to cause them to be nominated to the Board of Directors and continue to be named co-Chairmen of the Board during the term of the employment agreements.

Susan M. Collyns

In April 2005, we entered into an employment agreement with Susan M. Collyns to serve as Senior Vice President, Finance and Chief Financial Officer (“CFO”), effective January 3, 2005. The initial term of the employment agreement expired on December 28, 2007, and is subject to automatic one-year extensions. Under the employment agreement, Ms. Collyns will receive a base salary of $300,000 per year, subject to discretionary annual increases from the compensation committee. Annual bonuses for Ms. Collyns is based upon our attainment of specified financial targets and, upon such attainment, will fall within a range of 30% to 200% of her base salary, with a target of 45% of base.

In the event we do not extend the term of employment, Ms. Collyns (or her estate in the event she dies after her termination, as applicable) will be entitled to the following: (i) an amount equal to the sum of base salary and target bonus; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; (iii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms; and (iv) continuation for one year following termination of employment of health insurance benefits consistent with those provided by us to our senior executives; provided, however, that any amount payable to Ms. Collyns will be reduced by any compensation she earns as a result of consultancy with or employment by another entity or individual during the one year payout period. There will be no reduction in any amounts payable by us to Ms. Collyns for compensation earned by Ms. Collyns in connection with service as a member of our Board of Directors or as a Board member of any other entity.

In the event the employment of Ms. Collyns is terminated by us other than for “disability” or “cause” or by her for “good reason,” or if such termination occurs within two years following a “change of control,” Ms. Collyns (or her estate in the event she dies after her termination, as applicable) will be entitled to the same benefits as if we did not extend the term of the employment provided that Ms. Collyns will be entitled to an amount equal to two times the sum of base salary and target bonus rather than one times such amount.

In the event the employment of Ms. Collyns is terminated as a result of the death or “disability” of Ms. Collyns, she (or her estate in the event she dies after her termination, as applicable) will be entitled to (i) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; and (ii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms.

If any of the payments or benefits received or to be received by Ms. Collyns will be subject to any excise tax imposed under Section 4999 of the Code resulting from application of Section 280G of the Code, we will pay to Ms. Collyns an additional amount such that the net amount retained by Ms. Collyns, after deduction of such excise tax, would be the same as the amount she would have retained had such excise tax not been incurred.

Rudy Sugueti

In November 2006, we entered into an employment agreement with Rudy Sugueti to serve as Senior Vice President, ASAP Operations effective November 6, 2006. The term of the employment agreement is for three years, subject to automatic one-year extensions. Under the employment agreement, Mr. Sugueti will receive a base salary of $200,000 per year, subject to discretionary annual increases from the Company. Annual bonuses for Mr. Sugueti are based upon our attainment of specified Company performance objectives. For each fiscal year during the employment period, Mr. Sugueti will be eligible to earn a target annual bonus of 45% of his base salary, depending on performance. Different annual bonus amounts may be payable for performance results within a range between a threshold that is less than the specified performance target(s) and for performance results in excess of the performance target(s).

In the event we do not extend the term of employment, Mr. Sugueti (or his estate in the event he dies after his termination, as applicable) will be entitled to the following: (i) an amount equal to one times the annual base salary; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; (iii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by us to our senior executives until the end of the employment period; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the employment agreement.

In the event the employment of Mr. Sugueti is terminated by us other than for “disability” or “cause” or by his for “good reason”, or if such termination occurs within two years following a “change of control,” Mr. Sugueti (or his estate in the event he dies after his termination, as applicable) will be entitled to the same benefits as if we did not extend the term of the employment.

In the event the employment of Mr. Sugueti is terminated by us as a result of the death or “disability” of Mr. Sugueti, he (or his estate in the event he dies after his termination, as applicable) will be entitled to (i) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; and (ii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms.

In the event the employment of Mr. Sugueti is terminated by us for “cause” or resignation without “good reason”, the employment period of the agreement will end and the agreement will expire. The Company will have no further obligation to Mr. Sugueti except to the extent that Mr. Sugueti is otherwise entitled to any accrued but unpaid salary, bonus or benefits and insurance coverage in accordance with applicable law.

The receipt of any severance benefits under the employment agreements described above is subject to the executive’s execution and delivery, and non-revocation within any applicable revocation period, of a mutual general release of claims in a form satisfactory to the Company and executive.

Each of the employment agreements provides that the executive will continue to be bound to comply with post-employment covenants to protect our confidential information and to not solicit our employees.

Neither Thomas Beck nor Sarah Goldsmith Grover is a party to an employment agreement with the Company. Accordingly, the Company will have no obligation to them upon termination, except to the extent they are otherwise entitled to any accrued but unpaid salary, bonus, benefits or insurance coverage in accordance with applicable law.

Name	Termination Event	Salary and Bonus(5)	Options(6)	Restricted Stock(7)	Health Insurance(8)	Total
Larry S. Flax(9)	Term not extended(1)	$960,000	$—	$376,308	$9,828	$1,346,136
	Termination(2)	$1,920,000	$—	$376,308	$819	$2,297,127
	Change of control(3)	$1,920,000	$—	$376,308	$19,656	$2,315,964
	Death or disability(4)		$—	$376,308	$—	$376,308
Richard L. Rosenfield(9)	Term not extended(1)	$960,000	$—	$376,308	$9,828	$1,346,136
	Termination(2)	$1,920,000	$—	$376,308	$819	$2,297,127
	Change of control(3)	$1,920,000	$—	$376,308	$19,656	$2,315,964
	Death or disability(4)			$376,308	$—	$376,308
Susan M. Collyns(10)	Term not extended(1)	$562,600	$—	$—	$10,204	$572,804
	Termination(2)	$1,125,200	$—	$—	$850	$1,126,050
	Change of control(3)	$1,125,200	$—	$—	$20,407	$1,145,608
	Death or disability(4)		$—	$—	$—	$—

Name	Termination Event	Salary(12)	Options(6)	Restricted Stock(7)	Health Insurance(13)	Total
Rudy Sugueti	Term not extended(1)	$210,000	$—	$—	$—	$210,000
	Termination(11)	$210,000	$—	$—	$—	$210,000
	Death or disability(4)		$—	$—	$—	$—

(1)	Occurs in the event the Company gives written notice that it will not extend the term of the employment agreement of the executive.

(2)	Includes any termination of employment (a) by the Company other than (i) for disability, death or cause or (ii) within two years of a change of control event other than for disability, death or cause or (b) by the executive for good reason.

(3)	Includes any termination of employment other than for disability, death or cause or by the executive for good reason that occurs within two years of a change of control event. If any of the payments or benefits received by the executive pursuant to a termination that occurs within two years of a change of control are subject to any excise tax imposed under Section 4999 of the Internal Revenue Code (the “Code”) resulting from application of Section 280G of the Code, the Company will also pay to the executive an additional amount such that the net amount retained by the Executive, after deduction of such excise tax, would be the same as the amount the Executive would have retained had such excise tax not been incurred.

(4)	In the event of termination resulting from death or disability, the executive is entitled to full vesting and immediate exercisability of options and immediate lapse of any restrictions on restricted stock upon termination and extension of the post-termination exercisability of any stock option until the earlier of three years following the event or the expiration date of such option according to its terms.

(5)	This amount is payable within 60 days of the date of termination in accordance with the regular payroll practices of the Company.

(6)	Assumes each executive exercised all exercisable, in-the-money options at $9.79 (the fiscal year-end closing price of the Company’s stock on NASDAQ).

(7)	Assumes a stock price of $9.79 (the fiscal year-end closing price of the Company’s stock on NASDAQ).

(8)	Healthcare benefits are quantifiable based on the assumptions used for financial reporting purposes under generally accepted accounting principles. Executives are entitled to continuation of health insurance benefits consistent with those provided by the Company to its senior executives for one year in the event the Company does not extend the term of the employment agreement, until the end of the employment period in the event an executive is terminated prior to expiration of the employment agreement and for two years in the event the executive is terminated within two years of a change of control event.

(9)

In the event that the Company gives written notice to Larry S. Flax or Richard L. Rosenfield (each a “co-CEO”) that it does not wish to extend the employment period, and as a result, the employment period expires after the commencement of the calendar year in which the co-CEO attains age 70 or the co-CEO’s employment is terminated by the Company other than for disability or cause or by the co-CEO for good reason after the commencement of the calendar year in which the Co-CEO attains age 70, the co-CEO shall be entitled to continuation of health insurance benefits consistent with those provided by the Company to its senior executives for a period of two years following such termination.

(10)	The amount of any payment or benefit provided in the event the Company does not extend the term of Susan M. Collyns’ employment agreement will be reduced by any compensation earned by her as a result of consultancy with or employment by another entity or individual during the one-year payout period. However, compensation earned from service as a board member of the Company or any other entity will not reduce such payments or benefits.

(11)	Includes any termination of employment by the Company other than for disability, death or cause or by the executive for good reason, or for termination of employment within two years of a change of control event.

(12)	This amount is payable within 60 days of the date of termination in accordance with the regular payroll practices of the Company.

(13)	Rudy Sugueti is entitled to continuation of health insurance benefits consistent with those provided by the Company to its similar level employees until the end of the employment period in the event the Company does not extend the term of the employment agreement, in the event he is terminated prior to the expiration of the employment agreement and in the event he is terminated within two years of a change of control event.

Director Compensation

The following table shows compensation of the non-employee members of our board for 2008. Any board member who is also an employee of the company does not receive separate compensation for service on the board.

Director(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
William C. Baker	$45,500	$17,663	$72,534	$—	$—	$—	$135,697
Leslie E. Bider	$34,000	$9,241	$—	$—	$—	$—	$43,241
Marshall S. Geller	$34,000	$9,241	$—	$—	$—	$—	$43,241
Charles G. Phillips	$48,500	$17,663	$72,534	$—	$—	$—	$138,697
Alan I. Rothenberg	$56,250	$17,663	$57,282	$—	$—	$—	$131,195

(1)	Directors who are the Company’s employees receive no additional compensation for serving on the Board of Directors. Larry S. Flax’s and Richard L. Rosenfield’s compensation is reflected in the Summary Compensation Table.

(2)	Each director receives an annual retainer of $30,000. In addition, Mr. Rothenberg receives an additional annual retainer of $5,000 for serving as chair of the audit committee. Directors are paid $1,500 for each board meeting they attend, $2,000 for each audit or compensation committee meeting they attend and $1,000 for each nominating and governance committee meeting they attend. Directors are also reimbursed for reasonable expenses incurred in connection with serving as a director.

(3)

This amount represents the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted to our directors, in 2008 as well as prior years, in accordance with SFAS 123R. Assumptions used in the calculation of this amount for 2008 grants are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 28, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009.

For information on the valuation assumptions with respect to grants made prior to 2008, refer to Note 7 of the Company’s audited financial statements for the respective year. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

(4)	This amount represents the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to our directors, in 2008 as well as prior years, in accordance with SFAS 123R. Assumptions used in the calculation of this amount for 2008 grants are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 28, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. For information on the valuation assumptions with respect to grants made prior to 2008, refer to Note 7 of the Company’s audited financial statements for the respective year. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in the California Pizza Kitchen, Inc. 2009 annual meeting proxy statement.

The Compensation Committee

William C. Baker, Chairman

Charles G. Phillips

Alan I. Rothenberg

April 15, 2009

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 8, 2009, with respect to the beneficial ownership of the Company’s common stock by:

•	all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock;

•	each of our directors and director-nominees;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of our executive officers and directors as a group.

The percentage of class is calculated on the basis of 23,928,929 shares of common stock outstanding, except that shares of common stock underlying options exercisable within 60 days of April 8, 2009 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options. In the preparation of this table, the Company has relied upon information supplied by its officers, directors and certain stockholders and upon information contained in filings with the Securities and Exchange Commission. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address for each beneficial owner is c/o California Pizza Kitchen, 6053 West Century Boulevard, 11th Floor, Los Angeles, CA 90045.

	Shares Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class(1)
Larry S. Flax(2)	1,830,815	7.4%
Richard L. Rosenfield(3)	1,858,017	7.5%
William C. Baker(4)	88,333	0.4%
Leslie E. Bider(5)	5,000	0.0%
Marshall S. Geller(6)	15,000	0.1%
Charles G. Phillips(7)	122,691	0.5%
Alan I. Rothenberg(8)	35,833	0.1%
Thomas Beck(9)	114,375	0.5%
Susan M. Collyns(10)	346,872	1.4%
Sarah Goldsmith Grover(11)	171,303	0.7%
Rudy Sugueti(12)	135,766	0.6%
Barclay’s Global Investors, N.A.(13) 400 Howard Street San Francisco, CA 94105	1,175,909	4.9%
Shapiro Capital Management LLC(14) 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	1,659,915	6.9%
All directors and executive officers as a group (11 persons)(15)	4,724,005	17.8%

(1)	Percentage of ownership is calculated as required by the Securities and Exchange Commission Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table above includes the number of shares underlying options which are exercisable within 60 days of April 8, 2009.

(2)

Mr. Flax, our co-CEO, co-President, co-Chairman of the Board and one of our directors, individually owns 46,766 shares of our common stock and has options to purchase 1,050,000 shares. Options to purchase 870,000 of such shares will be exercisable within 60 days of April 8, 2009. The total number of shares owned includes 705,041 shares over which Mr. Flax exercises voting control as the trustee of the Larry S. Flax Revocable Trust. The total number of shares owned also includes 61,173 shares over which Mr. Flax exercises voting control as the trustee of the Rosenfield Children’s Trust and 147,835 shares over which Mr. Flax’s wife exercises voting control as the trustee of the Joan Gillette Flax Family Trust. Mr. Flax disclaims any beneficial ownership over the shares held by the Rosenfield Children’s Trust and the Joan Gillette Flax Family Trust.

(3)	Mr. Rosenfield, our co-CEO, co-President, co-Chairman of the Board and one of our directors, individually owns 988,017 shares of our common stock and has options to purchase an additional 1,050,000 shares. Options to purchase 870,000 of such shares will be exercisable within 60 days of April, 8, 2009.

(4)	Mr. Baker, one of our directors, owns 10,833 shares of our common stock and has options to purchase an additional 88,007 shares. Options to purchase 77,500 of such shares will be exercisable within 60 days of April 8, 2009.

(5)	Mr. Bider, one of our directors, owns 5,000 shares of our common stock.

(6)	Mr. Geller, one of our directors, owns 15,000 shares of our common stock.

(7)	Mr. Phillips, one of our directors, owns 45,191 shares of our common stock and has options to purchase an additional 88,007 shares. Options to purchase 77,500 of such shares will be exercisable within 60 days of April 8, 2009.

(8)	Mr. Rothenberg, one of our directors, owns 3,333 shares of our common stock and has options to purchase 43,007 shares, 32,500 of which will be exercisable within 60 days of April 8, 2009.

(9)	Mr. Beck, our Senior Vice President, Construction, individually owns no shares of our common stock and has options to purchase 157,500 shares. Options to purchase 114,375 of such shares will be exercisable within 60 days of April 8, 2009.

(10)	Ms. Collyns, our Chief Operating Officer, Chief Financial Officer and Executive Vice President, individually owns 8,122 shares and has options to purchase an additional 508,125 shares. Options to purchase 338,750 of such shares will be exercisable within 60 days of April 8, 2009.

(11)	Ms. Goldsmith Grover, our Chief Communications Officer and Senior Vice President of Marketing and Public Relations, individually owns 2,553 shares of our common stock and has options to purchase an additional 215,000 shares. Options to purchase 168,750 of such shares will be exercisable within 60 days of April 8, 2009.

(12)	Mr. Sugueti, our Senior Vice President, ASAP Operations, individually owns 3,581 shares of our common stock and has options to purchase an additional 173,436 shares. Options to purchase 132,185 of such shares will be exercisable within 60 days of April 8, 2009.

(13)	The amounts shown and the following information were provided by Barclay’s Global Investors, N.A. and certain of its affiliates pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, indicating beneficial ownership as of December 31, 2008. The shares include: (i) Barclays Global Investors, N.A. reported sole voting power with respect to 1,006,037 shares of our common stock and sole dispositive power with respect to 1,175,909 shares of our common stock; (ii) Barclays Global Fund Advisors reported sole voting power with respect to 694,102 shares of our common stock and sole dispositive power with respect to 967,979 shares of our common stock; and (iii) Barclays Global Investors, Ltd. reported sole voting power with respect to 1,260 shares of our common stock and sole dispositive power with respect to 16,792 shares of our common stock. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(14)

The amounts shown and the following information were provided by Shapiro Capital Management LLC and certain of its affiliates pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2009, indicating beneficial ownership as of December 31, 2008. Shapiro Capital Management LLC reported sole voting power with respect to 1,345,040 shares of our common stock, shared voting power with respect to 314,875 shares and sole dispositive power with respect to 1,659,915 of our common stock. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(15)	These 11 persons include all directors, director-nominees and each of the executive officers detailed in the “Summary Compensation Table” above. See notes 2-12 above.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2010 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 15, 2009 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Proposals should be submitted in writing to the Secretary at our principal executive offices at 6053 West Century Boulevard, Eleventh Floor, Los Angeles, CA 90045. In addition, stockholders who would like to propose director candidates for consideration or would like to present other matters for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act) should provide notice to our Secretary at our principal executive offices. Communications sent to us with respect to candidates for director proposed by our stockholders will be forwarded to the chair of our nominating and governance committee. The nominating and governance committee will then review and consider the stockholder proposal in connection with our 2010 annual meeting of stockholders so long as the proposal is prior to the deadline for submission of all stockholder proposals. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

Please detach along perforated line and mail in the envelope provided

IF you are not voting via telephone or the Internet.

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FORM OF PROXY

CALIFORNIA PIZZA KITCHEN, INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CALIFORNIA PIZZA KITCHEN, INC.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 20, 2009 and appoints Larry S. Flax, Richard L. Rosenfield, Susan M. Collyns and Christopher R. O’Brien, or any one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of common stock, $0.01 par value per share, of California Pizza Kitchen, Inc. owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Stockholders of California Pizza Kitchen, Inc. to be held on May 20, 2009 at 10:00 a.m. at the Sheraton Gateway Hotel, 6101 W. Century Blvd., Los Angeles, California 90045 and any adjournments or postponements thereof for the following purposes:

This proxy authorizes Larry S. Flax, Richard L. Rosenfield, Susan M. Collyns and Christopher R. O’Brien, or any one of them, to vote at his or her discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement thereof. If a director nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, this proxy may be voted for such substitute nominee as Larry S. Flax, Richard L. Rosenfield, Susan M. Collyns and Christopher R. O’Brien, or any one of them, may designate.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF THE OTHER PROPOSAL. HOWEVER, FOR SHARES HELD THROUGH A BROKER OR OTHER NOMINEE WHO IS A NEW YORK STOCK EXCHANGE MEMBER ORGANIZATION, THOSE SHARES WILL ONLY BE VOTED IN FAVOR OF PROPOSAL NUMBER TWO IF THE STOCKHOLDER HAS PROVIDED SPECIFIC VOTING INSTRUCTIONS TO THE BROKER OR OTHER NOMINEE TO VOTE THE SHARES IN FAVOR OF PROPOSAL NUMBER TWO.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALIFORNIA PIZZA KITCHEN, INC. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR“ EACH OF THESE PROPOSALS.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF CALIFORNIA PIZZA KITCHEN, INC.
May 20, 2009
AMERICAN STOCK TRANSFER & TRUST CO. 6201 15TH AVE.	PROXY VOTING INSTRUCTIONS
ATTN: DATA ENTRY DEPARTMENT BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by California Pizza Kitchen, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to California Pizza Kitchen, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

“You may enter your voting instructions at 1-800-PROXIES or www.proxyvote.com up until 11:59 PM Eastern Time the day before the meeting date.”

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CALPZ1 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALIFORNIA PIZZA KITCHEN, INC.

Vote on Directors

Proposal 1.	Election of Directors of California Pizza Kitchen, Inc.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
	NOMINEES	1) William C. Baker 2) Leslie E. Bider 3) Marshall S. Geller		¡	¡	¡	number(s) of the nominee(s) on the line below.
4) Larry S. Flax 5) Charles G. Phillips 6) Richard L. Rosenfield 7) Alan I. Rothenberg

Vote on Proposal							For	Against	Abstain

Proposal 2.	Ratification of Appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ended January 3, 2010.						¡	¡	¡

Note:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

		Yes	No

Please indicate if you plan to attend this meeting.		¡	¡

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date